UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 7, 2004

Church & Dwight Co., Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-10585	13-4996950
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

469 North Harrison Street Princeton, New Jersey	08543
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (609) 683-5900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 22, 2004, Church & Dwight Co., Inc. (“Church & Dwight”) commenced (a) a cash tender offer for any and all of its outstanding 9 ½% Senior Subordinated Notes due 2009 (the “Notes”) and (b) a solicitation of consents to amend the Indenture, dated August 28, 2001, by and among Church & Dwight (as successor to Armkel, LLC), Armkel Finance, Inc. as a subsidiary co-issuer, the Subsidiary Guarantors (as defined therein) and The Bank of New York as trustee (as amended and supplemented, the “Indenture”), under which the Notes were issued. As of 5:00 p.m. on December 6, 2004, Church & Dwight had received the requisite number of consents, which can no longer be revoked, to permit it to amend the Indenture. On or about December 6, 2004, Church & Dwight, Armkel Finance, Inc., the Subsidiary Guarantors (as defined in the Indenture) and The Bank of New York, as trustee, executed a Fifth Supplemental Indenture (the “Fifth Supplemental Indenture”), amending the Indenture as described in the Offer to Purchase and Consent Solicitation Statement dated November 22, 2004 (the “Amendments”).

The Amendments eliminate substantially all of the restrictive covenants contained in the Indenture, eliminate or modify certain of the events of default in the Indenture and eliminate certain conditions to legal and covenant defeasance under the Notes and the Indenture, in the event that not all of the Notes are tendered. The Amendments will not become operative until the tendered Notes are accepted for purchase by Church & Dwight. If the tender offer is terminated or withdrawn, the Amendments will not become operative. After the Amendments become operative, Notes that are not tendered for purchase in the tender offer will remain outstanding and will be subject to the terms of the Indenture as modified by the Amendments. The Fifth Supplemental Indenture is attached as Exhibit 4.1 to this Form 8-K.

Item 8.01. Other Events

Church & Dwight has prepared certain financial and related information that updates previously disclosed information, principally to reflect the redefinition of its operating segments following the previously disclosed acquisition on May 28, 2004 of the 50 percent interest in Armkel, LLC that it did not already own, and to reflect the change in share and per share information resulting from its 3-for-2 stock split in September 2004. This information is filed as Exhibit 99.1 to this report.

Church & Dwight is also providing the following biographical information regarding (i) James R. Craigie, who became President of Church & Dwight in June 2004, and Chief Executive Officer of Church & Dwight in July 2004 and (ii) Louis H. Tursi, Jr., who became Vice President, Consumer Sales of Church & Dwight in August 2004:

Mr. Craigie has been President and Chief Executive Officer of Church & Dwight since June 2004 and Chief Executive Officer of Church & Dwight since July 2004. From December 1998 until September 2003, he was President and Chief Executive Officer of Spalding Sports Worldwide, and its successor, Top-Flite Golf Co. Mr. Craigie was recruited by Kohlberg Kravis Roberts & Co. to assist in the turnaround of this financially troubled athletic equipment manufacturer and marketer. Pursuant to two separate agreements, Spalding Sports Worldwide sold its Etonic shoe and glove business to a private investment entity and its non-golf sporting goods assets to Russell Corp. in April 2003 and changed its name to Top-Flite Golf Co. (“Top-Flite”). In addition, Top-Flite negotiated an asset purchase agreement and bid procedures with Callaway Golf Company (“Callaway”) to facilitate an expedited auction process and sale of assets. Thereafter, in June 2003, Top-Flite filed for bankruptcy in the U.S. Bankruptcy Court for the District of Delaware, and the court administered the auction process. In early September 2003, the bankruptcy court approved Callaway’s purchase of Top-Flite’s assets, which was completed later in the month. From July 1983 to November 1998, Mr. Craigie served in various capacities for Kraft Foods, including, most recently, Executive Vice President and General Manager of its Beverages and Desserts Division. Prior to joining Kraft Foods, Mr. Craigie was a commissioned officer in the United States Navy and served in the United States Department of Energy.

Mr. Tursi has been Vice President, Consumer Sales of Church & Dwight since August 4, 2004. From May 1999 until September 2003, he served as Executive Vice-President of Sales, Marketing and Customer Service of Spalding Sports Worldwide and its successor, Top-Flite (see Mr. Craigie’s biography for information regarding Top-Flite’s bankruptcy). Following the sale of Top-Flite’s assets to Callaway, Mr. Tursi served as Vice-President of Sales, Marketing and Customer Service for the Top-Flite subsidiary of Callaway until May 2004.

Item 9.01. Financial Statements and Exhibits

The following exhibits are being filed with this report

Exhibit No.	Description
4.1	Fifth Supplemental Indenture, dated as of December 6, 2004, by and among Church & Dwight Co., Inc., Armkel Finance, Inc., the subsidiary guarantors listed on the signature pages thereto and The Bank of New York, as trustee

23.1	Consent of Deloitte & Touche LLP

99.1	Financial and related information

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHURCH & DWIGHT CO., INC.

By:	/s/ GARY HALKER
Gary Halker
Vice President, Finance and Treasurer

Dated: December 10, 2004